Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Preliminary Sales Results
for the Fourth Quarter and Full Year 2020

SYRACUSE, N.Y. – (BUSINESS WIRE) – January 11, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported preliminary sales results for the fourth quarter and full year 2020 ended January 3, 2021.

Preliminary highlights for the 14-Week Fourth Quarter of 2020 versus the 13-Week Fourth Quarter of 2019

•Total restaurant sales increased 5.8% to $420.5 million compared to $397.6 million in the prior year quarter; the Company generated $28.4 million in restaurant sales during the 14th week;
•Comparable restaurant sales for the Company's Burger King® restaurants decreased 0.9%; and
•Comparable restaurant sales for the Company’s Popeyes® restaurants decreased 12.9%, after a gain of 21.2% in the prior year quarter.

Preliminary highlights for the 53-Week Full Year of 2020 versus the 52-Week Full Year of 2019

•Total restaurant sales increased 6.5% to $1,547.5 million compared to $1,452.5 million in the prior year; the Company generated $28.4 million in restaurant sales during the 53rd week;
•Comparable restaurant sales for the Company's Burger King® restaurants decreased 2.8%; and
•Comparable restaurant sales for the Company’s Popeyes® restaurants decreased 0.1%.

Management Commentary

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “We continued to demonstrate resiliency in the face of the challenging operating environment during the fourth quarter. Our business model is well-suited to customers seeking great value and convenience, which we are providing to them through our drive-thru, at-the-counter for take-out, and delivery channels. Notably, delivery rose to 3.4% of total Burger King restaurant sales during the fourth quarter from 2.9% in the third quarter as more customers sought out this enhanced level of convenience.”

Accordino concluded, “Last week, we finalized our revised Burger King area development agreement with our franchisor on the terms generally outlined in our third quarter earnings release. With this agreement, our remodel and new restaurant build commitments have been significantly reduced. Also, while we terminated our right-of-first-refusal provision in the prior agreement, we are pre-approved to acquire up to 500 Burger King restaurants in territories where we currently operate. Under this new arrangement, we believe we will have the flexibility to grow our business organically and through acquisitions in a manner that will best optimize our profit growth potential while generating consistent and enhanced free cash flow and keeping our leverage in check.”

During the fourth quarter of 2020, the Company utilized $10.0 million of cash to repurchase 1.5 million shares of its common stock for an average price of $6.52 per share. We currently have $11.0 million remaining for repurchases under our stock repurchase program.

About the Company

Carrols is one of the largest restaurant franchisees in the United States, and currently operates approximately 1,074 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,009 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.